SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2002

URS CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

1-7567 (Commission File No.)	94-1381538 (I.R.S. Employer Identification No.)

100 CALIFORNIA STREET, SUITE 500,
SAN FRANCISCO, CALIFORNIA 94111-4529
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (415) 774-2700

ITEM 2 ACQUISITION OR DISPOSITION OF ASSETS
ITEM 7 FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS
SIGNATURE
EXHIBIT INDEX
Exhibit 23.1
Exhibit 23.2

ITEM 2	ACQUISITION OR DISPOSITION OF ASSETS

          On August 22, 2002, URS Corporation (“URS”) acquired Carlyle-EG&G Holdings Corp. (“EG&G”) and Lear Siegler Services, Inc. (“Lear”) pursuant to an Agreement and Plan of Merger, dated July 16, 2002, by and among URS, URS Holdings, Inc. (“URS Holdings”), URS-LSS Holdings, Inc. (“URS-LSS”), EG&G, Lear and EG&G Technical Services Holdings, L.L.C. (the “Merger Agreement”). As contemplated by the Merger Agreement, EG&G was merged with and into URS Holdings, a wholly owned subsidiary of URS, with URS Holdings being the surviving corporation, and Lear was merged with and into URS-LSS, with URS-LSS being the surviving corporation and continuing as a wholly owned subsidiary of URS under the name “Lear Siegler Services, Inc.”

ITEM 7		FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

	(a)	FINANCIAL STATEMENTS

          EG&G Technical Services, Inc. and Subsidiary consolidated financial statements as of December 28, 2001 and June 30, 2002 and Lear Siegler Services, Inc. and Subsidiaries consolidated financial statements as of December 31, 2001 and June 30, 2002 are set forth in this Current Report on Form 8-K/A.

REPORT OF INDEPENDENT AUDITORS

Board of Directors
EG&G Technical Services, Inc.

     We have audited the accompanying consolidated balance sheet of EG&G Technical Services, Inc. (a Delaware Corporation) and Subsidiary as of December 28, 2001, and the related consolidated statements of operations, stockholder’s equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EG&G Technical Services, Inc. and Subsidiary as of December 28, 2001, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

/s/ ERNST & YOUNG LLP

July 25, 2002
McLean, Virginia

EG&G TECHNICAL SERVICES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

	DECEMBER 28	JUNE 30
	2001	2002

		(UNAUDITED)
	(IN THOUSANDS, EXCEPT
	SHARE DATA)
ASSETS
Current assets:
Cash and cash equivalents	$4,560	$2,348
Accounts receivable, net	86,920	77,643
Prepaid expenses and other assets	4,420	4,588

Total current assets	95,900	84,579
Property and equipment, net	4,266	4,172
Goodwill, net	179,904	179,904
Prepaid pension asset	13,693	12,837
Other assets	6,497	7,079

Total assets	$300,260	$288,571

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	$27,577	$22,346
Accrued expenses and other liabilities	38,063	33,315
Deferred income taxes	425	490
Current portion of long-term debt	11,557	10,267

Total current liabilities	77,622	66,418
Long-term debt, net of current portion	117,219	107,827
Deferred income taxes	982	2,801
Other long-term liabilities	2,890	3,584

Total liabilities	198,713	180,630
Commitments and contingencies (Note 10)
Stockholder’s equity:
Common stock, $.01 par value — 1,000 shares authorized, issued, and outstanding	—	—
Additional paid-in capital	103,855	106,262
Unearned compensation	(907)	(674)
Employee stock purchase loans	(1,970)	(3,476)
Accumulated other comprehensive income (loss)	583	(181)
Retained earnings (accumulated deficit)	(14)	6,010

Total stockholder’s equity	101,547	107,941

Total liabilities and stockholder’s equity	$300,260	$288,571

See accompanying notes.

EG&G TECHNICAL SERVICES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

		SIX MONTHS	SIX MONTHS
		ENDED	ENDED
	DECEMBER 28	JUNE 30	JUNE 30
	2001	2002	2001

		(UNAUDITED)	(UNAUDITED)
		(IN THOUSANDS)
Revenues	$542,530	$259,248	$255,493
Operating costs and expenses:
Cost of services	481,422	228,287	223,834
General and administrative	44,314	18,369	23,044

Operating income	16,794	12,592	8,615
Interest expense	(12,413)	(4,482)	(7,269)
Other nonoperating income	155	1,977	176

Income before income taxes	4,536	10,087	1,522
Income tax provision	(1,900)	(4,063)	(636)

Net income	$2,636	$6,024	$886

See accompanying notes.

EG&G TECHNICAL SERVICES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

					Employee	Accumulated	Retained
	Common Stock		Additional		Stock	Other	Earnings
			Paid-in	Unearned	Purchase	Comprehensive	(Accumulated		Comprehensive
	Shares	Amount	Capital	Compensation	Loans	Income (Loss)	Deficit)	Total	Income (Loss)

	(In thousands, except share data)
Balance, December 31, 2000	1,000	$—	$100,450	$(1,150)	$—	$—	$(2,650)	$96,650	$—
Other comprehensive income, net of income taxes	—	—	—	—	—	583	—	583	$583
Employee stock purchase loans	—	—	1,970	—	(1,970)	—	—	—	—
Capital contribution	—	—	1,183	—	—	—	—	1,183	—
Deferred compensation expense	—	—	252	243	—	—	—	495	—
Net income	—	—	—	—	—	—	2,636	2,636	2,636

Balance, December 28, 2001	1,000	—	103,855	(907)	(1,970)	583	(14)	101,547	$3,219

Employee stock purchase loans (unaudited)	—	—	1,506	—	(1,506)	—	—	—	—
Capital contribution (unaudited)	—	—	901	—	—	—	—	901	—
Unrealized loss on interest rate swap, net of tax (unaudited)	—	—	—	—	—	(764)	—	(764)	(764)
Deferred compensation expense (unaudited)	—	—	—	233	—	—	—	233	—
Net income (unaudited)	—	—	—	—	—	—	6,024	6,024	6,024

Balance, June 30, 2002 (unaudited)	1,000	$—	$106,262	$(674)	$(3,476)	$(181)	$6,010	$107,941	$5,260

See accompanying notes.

EG&G TECHNICAL SERVICES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

		SIX MONTHS	SIX MONTHS
		ENDED	ENDED
	DECEMBER 28	JUNE 30	JUNE 30
	2001	2002	2001

		(UNAUDITED)	(UNAUDITED)
		(IN THOUSANDS)
OPERATING ACTIVITIES
Net income	$2,636	$6,024	$886
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,545	608	5,742
Amortization of deferred financing costs	939	470	470
Change in deferred income taxes	2,199	1,753	1,154
Income from joint ventures	(328)	(1,891)	116
Deferred compensation expense	495	233	268
Changes in operating assets and liabilities:
Accounts receivable, net	(6,002)	9,277	10,493
Prepaid expenses and other assets	1,213	(168)	(8,388)
Prepaid pension asset	113	856	—
Other assets	(940)	206	25
Accounts payable	2,520	(5,231)	(11,335)
Accrued expenses and other liabilities	5,592	(4,748)	10,734
Other long-term liabilities	79	694	(379)

Net cash provided by operating activities	20,061	8,083	9,786
INVESTING ACTIVITIES
Distributions from joint venture investments	200	—	—
Purchases of property and equipment	(1,492)	(514)	(525)

Net cash used in investing activities	(1,292)	(514)	(525)
FINANCING ACTIVITIES
Net repayments on long-term debt	(16,074)	(10,682)	(5,430)
Capital contributions	1,183	901	—

Net cash used in financing activities	(14,891)	(9,781)	(5,430)

Increase (decrease) in cash and cash equivalents	3,878	(2,212)	3,831
Cash and cash equivalents, beginning of period	682	4,560	682

Cash and cash equivalents, end of period	$4,560	$2,348	$4,513

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$10,102	$4,407	$4,235

Income taxes paid	$52	$224	$48

See accompanying notes.

EG&G TECHNICAL SERVICES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED STATEMENTS
DECEMBER 28, 2001 AND JUNE 30, 2002 (UNAUDITED)
(IN THOUSANDS, EXCEPT SHARE DATA)

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization and Principles of Consolidation

     On August 20, 1999, ETS Acquisition Corp. (a subsidiary of Carlyle — EG&G Holdings Corporation) acquired certain outstanding shares of capital stock, assets, and liabilities of EG&G, Inc.’s Technical Services Division (seller) for $254,401. ETS Acquisition Corp. subsequently changed its name to EG&G Technical Services, Inc. (the Company). The acquisition was accounted for under the purchase method of accounting. The purchase price was allocated to the assets acquired and liabilities assumed based on estimated fair values at the date of acquisition. As a result of the purchase price allocation, goodwill of $203,621 was recorded. The purchase price included a $2,100 noninterest-bearing note payable to the seller that matures on August 20, 2006. This note is included in other long-term liabilities in the accompanying consolidated balance sheet at its net present value.

     The consolidated financial statements include the accounts of EG&G Technical Services, Inc. and its wholly owned subsidiary, Defense Materials, Inc. All material intercompany balances and transactions have been eliminated in consolidation.

  Nature of Operations

     The Company provides skilled technical and support services to government and commercial customers. The services provided include management and professional services, studies and analyses, and engineering and technical services to Department of Defense (DOD) customers as well as DOD prime contractors. The Company provides distribution operations, asset management, and supply integration to DOD customers. The Company provides systems engineering, range instrumentation support, range operations and maintenance, facility protection services, civil engineering, and construction support to DOD and National Aeronautical and Space Administration (NASA) customers. The Company also provides a wide variety of technical support services with a focus on technically complex, high risk, high hazard operations.

  Unaudited Interim Financial Statements

     The accompanying consolidated balance sheet as of June 30, 2002, and the accompanying consolidated statements of operations and cash flows for the six months ended June 30, 2002 and 2001, are unaudited. The unaudited consolidated financial statements include all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of such financial statements. The data disclosed in the notes to the financial statements for these periods are unaudited. The results of operations for the six months ended June 30, 2002 are not necessarily indicative of the results expected for the entire fiscal year.

  Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

EG&G TECHNICAL SERVICES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED STATEMENTS
DECEMBER 28, 2001 AND JUNE 30, 2002 (UNAUDITED)

  Fiscal Year

     The Company’s reporting year ends on the Friday nearest to December 31 (a 52-53 week year). There were 52 weeks in the Company’s fiscal year ended December 28, 2001.

  Recently Issued Standards

     In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations. SFAS No. 141 requires that all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. The Company does not anticipate that adoption of SFAS No. 141 will have a material impact, either positive or negative, on future results of operations or financial condition.

     In July 2001, FASB issued SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 modifies the accounting rules governing goodwill and intangible assets. The provisions of SFAS No. 142 eliminate amortization of goodwill and identifiable intangible assets with indefinite lives and require an impairment assessment at least annually by applying a fair-value based test. The effective date for the Company’s implementation of SFAS No. 142 is January 1, 2002, on which date the Company ceased amortization of goodwill.

     In connection with the implementation of SFAS 142, the Company completed an initial impairment test during the first quarter of fiscal year 2002, which resulted in no impairment. The following table reflects the adjusted net income as if SFAS 142 had been effective as of January 1, 2001:

		SIX MONTHS	SIX MONTHS
		ENDED	ENDED
	DECEMBER 28	JUNE 30	JUNE 30
	2001	2002	2001

		(UNAUDITED)	(UNAUDITED)
Reported net income	$2,636	$6,024	$886
Add: goodwill amortization, net of tax	6,007	—	3,004

Adjusted net income	$8,643	$6,024	$3,890

     In August 2001, FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 addresses financial accounting and reporting for the impairment and disposal of long-lived assets. This standard is effective for fiscal years beginning after December 15, 2001. The adoption of SFAS No. 144 will not have a material impact on the Company’s financial statements.

     In November 2001, the Emerging Issues Task Force, or EITF, issued Topic No. D-103, Income Statement Characterization of Reimbursements Received for “Out-of-Pocket” Expenses Incurred, EITF Topic No. D-103 requires that companies report reimbursements received for out-of-pocket expenses incurred as revenue, rather than as a reduction of expenses. The provisions of EITF Topic No. D-103 are effective for financial statements issued for fiscal years beginning after December 15, 2001. As we have historically accounted for reimbursements of out-of-pocket expenses in the manner provided for under EITF Topic No. D-103, we do not expect the adoption of the provisions of EITF Topic No. D-103 to have an impact on our consolidated financial position or results of operations.

  Revenue Recognition

     Substantially all of the Company’s revenues result from services performed for the U.S. Government or for contractors engaged in work for the U.S. Government under a variety of contracts. Revenues on cost-reimbursement contracts are recognized to the extent of costs actually incurred plus a proportionate

EG&G TECHNICAL SERVICES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED STATEMENTS
DECEMBER 28, 2001 AND JUNE 30, 2002 (UNAUDITED)

amount of the fee earned. Revenues on fixed-price contracts are recognized using the percentage-of-completion method of contract accounting. The Company computes the percentage completed based on the percentage of costs incurred to date in relation to total estimated costs expected upon completion of the contract. For certain outsourcing arrangements whereby the contract provides for a fixed fee per service transaction, the Company recognizes revenues as the related services are provided and are billable. Incentives or penalties and awards applicable to performance on contracts are considered in estimating sales and profit rates, and are recorded when there is sufficient information to assess anticipated contract performance. Incentive provisions which increase or decrease earnings based solely on a single significant event are generally not recognized until the event occurs. Contract revenue recognition inherently involves estimation. Examples of estimates include the contemplated level of effort to accomplish the tasks under contract, the cost of the effort, and an ongoing assessment of progress toward completing the contract. The Company utilizes a number of management processes to monitor contract performance and revenue estimates. From time to time, as part of the normal management processes, facts develop that require revisions to estimated total costs or revenues expected. The cumulative effect of any such revisions is recorded in the period in which the facts requiring revisions become known. The full amount of anticipated losses on any type of contract is recognized in the period in which they become known.

  Fair Value of Financial Instruments

     SFAS No. 107, Disclosure About Fair Value of Financial Instruments, requires disclosure of the year-end value of significant financial instruments, as defined by SFAS No. 107. The carrying amounts of accounts receivable, accounts payable and accrued liabilities approximate their fair values as of December 28, 2001, due to the relatively short duration of these financial instruments. The carrying amounts of the Company’s indebtedness approximate their fair values as of December 28, 2001, as they bear interest rates that approximate market.

  Cash and Cash Equivalents

     The Company considers highly liquid investments with original maturities of three months or less to be cash equivalents.

  Inventories

     Inventories are stated at lower of cost or market, generally using the weighted-average cost method. Inventories are included in Prepaid Expenses and Other in the accompanying balance sheets.

  Property and Equipment, net

     The Company depreciates property and equipment primarily using the straight-line method over estimated useful lives, which generally fall within the following ranges: machinery and equipment — three to seven years; and leasehold improvements — estimated useful life or remaining term of lease, whichever is shorter.

     Computer equipment and software is depreciated over five years using the double declining method. Depreciation and amortization of property and equipment totaled $1,364 during 2001.

     Expenditures for maintenance and repairs are charged to expense as incurred, and major additions and improvements are capitalized.

EG&G TECHNICAL SERVICES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED STATEMENTS
DECEMBER 28, 2001 AND JUNE 30, 2002 (UNAUDITED)

  Goodwill

     Goodwill was being amortized on a straight-line basis over a period of 20 years. As discussed above, SFAS No. 142 eliminated goodwill amortization, effective January 1, 2002, for the Company. For the year ended December 28, 2001, amortization expense was $10,181.

     Prior to January 1, 2002, long-lived assets and identifiable intangibles were reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for impairment, the Company estimates the future cash flows expected to result from the use of the asset. If impaired, the Company would write down the asset to its fair market value. If the asset is held for sale, the Company considers the asset’s fair value net of costs to sell the asset. There were no amounts expensed in 2001 related to impaired assets.

  Other Assets

     In connection with its Credit Agreement, the Company paid $6,584 of finance costs in 1999 which were deferred and included in other assets. These costs are being amortized over the terms of the related debt as additional interest expense. During 2001, $939 had been amortized.

     The Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, effective January 1, 2001. Under SFAS No. 133, all derivatives are recognized on the balance sheet at their fair value.

     In October 2001, the Company entered into an interest rate swap to hedge the variability in interest payments associated with its floating rate A and B Term Loans (see Note 5). The Company has determined that this interest rate swap is an effective cash flow hedge under SFAS No. 133, and is reporting it in other assets at its fair value of $972 at December 28, 2001. In 2001, the Company recorded all changes in the fair value of the interest rate swap through other comprehensive income (OCI). The cumulative gain recognized in OCI, after income taxes, at December 28, 2001 was $583. Amounts recorded in OCI will be reclassified into earnings in the period in which earnings are affected by the hedged cash flows. The estimated amount to be reclassified from OCI to income over the next 12 months is $569. Upon termination of a hedging relationship, the amount in OCI will be amortized over the remaining life of the hedged cash flows.

     The Company holds three joint venture investments, which are accounted for using the equity method of accounting. EC III, LLC, for which the Company is a 50% partner, performs services for the U.S. Army Yuma Proving Ground (YPG), the U.S. Army YPG Institutional Support Services, and the U.S. Navy Lake Electronic Combat Range. Energy & Environmental Solutions, LLC, for which the Company is a 50% partner, provides program, product and project engineering and analysis support to the Department of Energy at the Federal Energy Technology Center. JT3 LLC, for which the Company is a 50% partner, provides services to the U.S. Government for the Joint Test and Training Support Program (J-TECH). Income from joint ventures has been included in other nonoperating income in the accompanying consolidated statements of operations.

     The Company has loans receivable from employees totaling $563 included in other assets as of December 28, 2001, at a 5.5% interest rate, payable in full in eight years or a change in control of the Company, whichever comes first.

EG&G TECHNICAL SERVICES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED STATEMENTS
DECEMBER 28, 2001 AND JUNE 30, 2002 (UNAUDITED)

2. ACCOUNTS RECEIVABLE, NET

     Accounts receivable, net consists of the following:

	DECEMBER 28	JUNE 30
	2001	2002

		(UNAUDITED)
Billed receivables	$30,445	$28,456
Unbilled receivables	56,970	49,627
Less allowance for doubtful accounts	(495)	(440)

	$86,920	$77,643

     Receivables are due primarily from U.S. Government agencies. Unbilled receivables principally include amounts earned and contractually billable at December 28, 2001, but which were not billed because customer invoices had not yet been prepared by December 28, 2001.

3. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

DECEMBER 28
2001

Machinery and equipment	$6,990
Leasehold improvements	552
Less accumulated depreciation	(3,276)

$4,266

4. ACCRUED EXPENSES AND OTHER LIABILITIES

     Accrued expenses and other liabilities consists of the following:

DECEMBER 28
2001

Payroll and other related liabilities	$19,025
Accrued pension and incentive compensation	9,578
Contingent liabilities	4,009
Other liabilities	5,451

$38,063

EG&G TECHNICAL SERVICES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED STATEMENTS
DECEMBER 28, 2001 AND JUNE 30, 2002 (UNAUDITED)

5. LONG-TERM DEBT AND CREDIT AGREEMENT

     Long-term debt consists of the following:

	DECEMBER 28	JUNE 30
	2001	2002

		(UNAUDITED)
A Term loan	$49,335	$43,892
B Term loan	79,441	74,202

	128,776	118,094
Less current portion	(11,557)	(10,267)

Long-term debt	$117,219	$107,827

     The Company’s debt structure includes A Term and B Term loans as well as a revolving credit facility. The A Term and B Term loans are financed at a floating rate which can be tied to a one, two, three or six-month London Interbank Offered Rate (LIBOR) plus the applicable margin. The margins for A Term and B Term loans were 2.75% and 3.25% at December 28, 2001. The margins are structured to be reduced as the Company’s leverage multiples decrease. As of December 28, 2001, the Company’s debt was financed under a one-month LIBOR contract of 2.31% plus applicable margins and under a six-month LIBOR contract of 2.44% plus applicable margins. Borrowings under the A Term loan are payable in quarterly installments ranging from $2,333 to $4,125 beginning March 31, 2000 and ending August 20, 2005. Borrowings under the B Term loan are payable in 5 semiannual installments of $450 beginning March 31, 2000 and ending September 30, 2005, quarterly installments of $10,575 beginning December 31, 2005 and ending June 30, 2007, and $10,575 on August 20, 2007. The A and B Term loans contain a provision for early payment of principal based on excess of cash flow calculated annually. At December 28, 2001, an additional $3,400 of principal is due in 2002 under this provision. Of this amount, $2,097 relating to the B Term loan was classified as current, and the remaining position relating to the A Term loan was offset against current A Term loan maturities. Borrowings under these loans are secured by the assets of the Company.

     In addition to its A Term and B Term loans, the Company has a $30 million revolving credit facility that matures in August 2005. The facility calls for a commitment fee payable quarterly in arrears of 0.5% per annum of the average unused portion of the revolving credit facility. For purposes of this calculation, standby letters of credit issued are considered to be outstanding amounts. As of December 28, 2001, the Company had three outstanding letters of credit, totaling $2,940. There were no amounts outstanding against the revolving credit facility as of December 28, 2001.

     The credit agreement contains certain covenants which include, among others, a minimum consolidated net worth, a maximum leverage ratio, a minimum coverage ratio, and a maximum joint venture investment. As of December 28, 2001, the Company was in compliance with its covenants.

     Pursuant to the credit agreement, the Company maintains a $40 million interest rate contract. This contract effectively caps the variable LIBOR rates contained in the Company’s debt agreement at 7%. This contract expires on October 22, 2002. As of December 28, 2001, no amounts were outstanding as the LIBOR rate did not exceed 7%.

EG&G TECHNICAL SERVICES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED STATEMENTS
DECEMBER 28, 2001 AND JUNE 30, 2002 (UNAUDITED)

     Aggregate maturities of long-term debt at December 28, 2001 are as follows:

2002	$11,557
2003	12,875
2004	14,625
2005	15,694
2006	42,300
Thereafter	31,725

$128,776

6. INCOME TAXES

     The Company records income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using existing tax rates. The effect on deferred tax assets and liabilities of a change in tax rates are recognized in the period that includes the enactment date. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized.

     The income tax provision consists of the following for the year ended December 28, 2001:

Current:
Federal	$135
State	51

Total current provision	186
Deferred:
Federal	1,499
State	215

Total deferred provision	1,714

Total income tax provision	$1,900

     For federal income tax purposes, the Company has net operating loss carryforwards of $7,740 as of December 28, 2001, which expire in 2020.

     The income tax provision for the year ended December 28, 2001, is different from that computed using the statutory U.S. federal income tax rate of 34% for the year ending December 28, 2001, as set forth below:

Income taxes, at federal statutory rate	$1,543
State taxes, net of federal benefit	215
Other	142

$1,900

EG&G TECHNICAL SERVICES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED STATEMENTS
DECEMBER 28, 2001 AND JUNE 30, 2002 (UNAUDITED)

     The tax effect of temporary differences that give rise to the deferred tax assets and liabilities as of December 28, 2001, are as follows:

Net operating losses	$3,137
Accrued expenses	1,405
Inventory	708
Investments in joint ventures	483
Allowance for doubtful accounts	126
Other	133

Total deferred tax assets	5,992
Unbilled revenue	(2,718)
Goodwill amortization	(3,747)
Prepaid expenses	(409)
Unrealized holding gains	(389)
Other	(136)

Total deferred tax liabilities	(7,399)

Net deferred tax liability	$(1,407)

7. RETIREMENT PLANS

  Savings Plan

     The Company has a savings plan for the benefit of qualified U.S. employees. Under this plan, for certain employees the Company contributes an amount equal to the lesser of 55% of the amount of the employee’s voluntary contribution or 3.3% of the employee’s annual compensation. The Company’s savings plan expense was $3,680 for the year ended December 28, 2001.

  Employee Benefit Plans

     Pension Plan

     The Company has defined benefit plans that cover substantially all of its hourly and salaried employees. The hourly pension plan benefits are based primarily on hours of service with the Company. The salaried pension plan benefits are based on years of participation and final average compensation. The Company’s funding policies are to contribute to the plans the amounts necessary to satisfy the funding requirements of federal laws and regulations. Plan assets consist principally of listed equity and debt securities.

     Assets of one plan may not be utilized to pay benefits of other plans. Additionally, the pension cost has been recorded based upon certain actuarial estimates. These estimates are subject to revision in future periods given new facts or circumstances.

     The Company measures pension costs according to independent actuarial valuations. The projected unit credit cost method is used to determine pension cost for financial accounting purposes consistent with the provisions of SFAS No. 87, Employers’ Accounting for Pensions.

EG&G TECHNICAL SERVICES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED STATEMENTS
DECEMBER 28, 2001 AND JUNE 30, 2002 (UNAUDITED)

     Postretirement Plan

     The Company has a postretirement medical plan which covers employees that meet certain eligibility requirements. All of these benefits may be subject to deductibles, co-payment provisions, and other limitations, and the Company has reserved the right to modify these benefits.

     The initial weighted-average assumed health care cost trend rate used in determining the 2001 accumulated postretirement benefit obligation was 7.0% gradually declining to 5.5% in 2003 and remaining at that level thereafter.

     Increasing the weighted-average assumed health care cost trend rate by one percentage point in each year would increase accumulated postretirement benefit obligations by approximately $94 in 2001. It would also increase the aggregate of the service cost and interest cost components of the net periodic postretirement benefit cost by approximately $6 in 2001.

     The accrued postretirement benefits cost has been recorded based upon certain actuarial estimates. These estimates are subject to revision in future periods given new facts or circumstances.

     The following is a reconciliation of the benefit obligations, plan assets, and federal status of the Company’s pension and postretirement plans at December 28, 2001:

		OTHER
	PENSION	POSTRETIREMENT
	BENEFITS	BENEFITS

Change in benefit obligation:
Benefit obligation at beginning of year	$88,529	$3,864
Service cost	4,502	174
Interest cost	6,862	252
Benefits paid	(5,930)	(181)
Actuarial loss (gain)	7,745	(126)
Plan amendments	129	—

Benefit obligation at end of year	$101,837	$3,983

Change in plan assets:
Fair value of plan assets at beginning of year	$115,413	$3,545
Actual return on plan assets	(6,639)	(204)
Benefits paid	(5,107)	(12)
Administrative expense	(822)	—

Fair value of plan assets at end of year	$102,845	$3,329

Funded status reconciliation:
Funded status	$1,008	$(654)
Unrecognized net prior service cost	114	—
Unrecognized net actuarial gains	12,571	513

Prepaid (accrued) benefit cost	$13,693	$(141)

Assumptions at year end:
Discount rate	7.25%	7.25%
Expected return on assets	9.00%	9.00%
Rate of compensation increase	4.50%	N/A

EG&G TECHNICAL SERVICES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED STATEMENTS
DECEMBER 28, 2001 AND JUNE 30, 2002 (UNAUDITED)

     Net periodic pension and other postretirement benefit costs include the following components for the year ended December 28, 2001:

		OTHER
	PENSION	POSTRETIREMENT
	BENEFITS	BENEFITS

Service cost	$4,502	$174
Interest cost	6,861	252
Expected return on assets	(10,837)	(329)
Amortization of prior service cost	15	—
Recognized net actuarial gain	(428)	(16)

Net periodic cost	$113	$81

8. STOCK-BASED COMPENSATION

  STOCK OPTION PLAN

     The Company participates in the Stock Option Plan of Carlyle — EG&G Holdings Corporation, which provides for the granting of incentive stock options and nonqualified options to key employees and nonemployee members of the Board of Directors. The Company initially authorized 77,000 shares for issuance under the plan. In January 2001, the Board of Directors increased the numbers of shares available for issuance under the plan to 103,500. Stock options vest in accordance with vesting periods set forth in the governing award agreements and plan documents. Stock option activity and exercise prices for the plan are presented below:

		WEIGHTED-
		AVERAGE	WEIGHTED-
		REMAINING	AVERAGE
	NUMBER OF	CONTRACTUAL	EXERCISE
	SHARES	LIFE	PRICE

Outstanding, December 31, 2000	76,000	4.5 years	$100
Granted	26,400		100
Forfeited	(6,400)		100

Outstanding, December 28, 2001	96,000	4 years	100

Number of shares exercisable as of December 28, 2001	11,072		100

     SFAS No. 123, Accounting for Stock-Based Compensation, calls for companies to measure employee stock compensation expense based on the fair value method of accounting. However, as allowed by SFAS No. 123, the Company has elected to account for its Stock Option Plan under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, which recognizes compensation cost based upon the intrinsic value of the equity award. Accordingly, no compensation expense was recognized in the consolidated statements of operations for any equity awards granted during the year ended December 28, 2001. Had the compensation costs for stock options been determined based on the fair value

EG&G TECHNICAL SERVICES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED STATEMENTS
DECEMBER 28, 2001 AND JUNE 30, 2002 (UNAUDITED)

at the grant dates for awards under the Stock Option Plan consistent with SFAS No. 123, the Company’s net income would have been adjusted to the pro forma amounts indicated below:

DECEMBER 28
2001

Net income:
As reported	$2,636
Pro forma	$2,272

     All options issued by the Company were issued at the estimated fair value in effect at the date of issuance, vest ratably over the applicable vesting period, and expire 10 years after the grant date. The fair value for options granted in 2001 was estimated on the date of grant using the minimum value method with the following assumptions: dividend yield of 0%, risk-free interest rates ranging from 3.90% to 4.98%, respectively, and an expected exercise period of 5 years.

  Employee Equity Purchase Plan

     The Company participates in the Carlyle — EG&G Holdings Corporation Employee Equity Purchase Plan (the Plan). Under the Plan, key employees of the Company may purchase shares of Carlyle — EG&G Holdings Corporation’s common stock or receive grants of restricted stock at a price specified by the Board of Directors. The terms and conditions of the purchase are listed in the individual agreements between Carlyle — EG&G Holdings Corporation and Plan participants. Carlyle — EG&G Holdings Corporation authorized 60,000 shares for issuance under the Plan. These shares vest in equal annual installments over three years. In 2001, 3,833 shares became vested and were issued. The Company recorded $252 of unearned compensation associated with the restricted stock grants in 2001. Compensation expense related to the Plan of $495 was recognized in 2001. In 2001, 6,800 shares were purchased under the Plan, consisting of cash of $220 and employee loans of $460.

9. RELATED PARTY TRANSACTIONS

     The Company has an agreement with TC Group Management, L.L.C. (Carlyle), whereby Carlyle will provide management services to the Company at an annual fee. Fees paid to Carlyle for these services under the agreement totaled $675 for the year ended December 31, 2000. In the fourth quarter of 2000, the agreement was amended such that payment of the annual fees will be deferred until January 1, 2003 and achievement of a certain leverage ratio. The Company has accrued $1,125 as of December 28, 2001, as a component of other long-term liabilities.

     A portion of the Company’s B Term loan (4.6%) was sold to Carlyle High Yield Partners III, LP in 2001, which remains a holder of this debt at December 28, 2001. Carlyle High Yield Partners III, LP is not given any preference or deference over other holders of this debt.

10. COMMITMENTS AND CONTINGENCIES

  Lease Commitments

     The Company leases office, warehouse, and distribution space under various noncancelable operating lease agreements. Lease expense during 2001 was approximately $12,182.

EG&G TECHNICAL SERVICES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED STATEMENTS
DECEMBER 28, 2001 AND JUNE 30, 2002 (UNAUDITED)

     Future minimum lease payments required under operating leases that have remaining noncancelable lease terms in excess of one year at December 28, 2001 are summarized below:

2002	$6,749
2003	5,470
2004	5,060
2005	5,074
2006	2,610
Thereafter	5,868

$30,831

  Legal Proceedings and Disputes

     The Company is subject to various claims, legal proceedings, and investigations covering a wide range of matters that arise in the ordinary course of its business activities. Each of these matters is subject to various uncertainties, and it is possible that some of these matters may be resolved unfavorably to the Company. The Company has established accruals for matters that are probable and reasonably estimable. Management believes that any liability that may ultimately result from the resolution of these matters in excess of amounts provided will not have a material adverse effect on the financial position or results of operations of the Company.

  Risks and Uncertainties

     Substantially all of the Company’s sales are to U.S. Government agencies, primarily to DOD and NASA. In accordance with government regulations, all of the Company’s government contracts are subject to termination at the convenience of the government. Costs under cost reimbursable contracts are subject to audit. Prior audits have not had a material effect on the Company, and its former parent is responsible for disallowances of corporate costs incurred through August 20, 1999, as well as disallowed costs associated with the 1997 audit of the seller.

11. SUBSEQUENT EVENTS

     On July 16, 2002, the Company entered into a merger agreement with URS Corporation, a public company. Pursuant to this agreement, URS Corporation agreed to acquire all of the capital stock of the Company.

REPORT OF INDEPENDENT AUDITORS

Board of Directors
Lear Siegler Services, Inc. and Subsidiaries

     We have audited the accompanying consolidated balance sheet of Lear Siegler Services, Inc. (a Delaware corporation) and Subsidiaries as of December 31, 2001, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lear Siegler Services, Inc. and Subsidiaries as of December 31, 2001, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

/s/ ERNST & YOUNG LLP

July 25, 2002
McLean, Virginia

LEAR SIEGLER SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	DECEMBER 31	JUNE 30
	2001	2002

		(UNAUDITED)
	(IN THOUSANDS,
	EXCEPT SHARE DATA)
ASSETS
Current assets:
Cash and cash equivalents	$109	$119
Accounts receivable, net of allowance for doubtful accounts of $911 and $911	66,845	60,057
Income tax receivable	2,917	1,883
Prepaid expenses and other current assets	3,866	5,010

Total current assets	73,737	67,069
Deferred tax assets	1,224	1,310
Property and equipment, net	3,367	3,794
Goodwill	54,963	54,963
Other assets	13,114	13,120

Total assets	$146,405	$140,256

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$500	$500
Bank overdraft	16,417	11,575
Accounts payable	7,044	5,607
Accrued expenses and other liabilities	38,149	46,574
Deferred tax liabilities	1,879	1,560

Total current liabilities	63,989	65,816
Revolving loans	9,561	995
Long-term debt, net of current portion	36,375	36,125

Total liabilities	109,925	102,936

Commitments and contingencies (Note 11)
Stockholders’ equity:
Common stock, $.01 par value; — 5,000,000 shares authorized, 3,613,563 shares issued and outstanding	36	36
Additional paid-in capital	36,638	36,327
Retained earnings (accumulated deficit)	(194)	957

Total stockholders’ equity	36,480	37,320

Total liabilities and stockholders’ equity	$146,405	$140,256

See accompanying notes.

LEAR SIEGLER SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

		SIX MONTHS	SIX MONTHS
	YEAR ENDED	ENDED	ENDED
	DECEMBER 31	JUNE 30	JUNE 30
	2001	2002	2001

		(UNAUDITED)	(UNAUDITED)
		(IN THOUSANDS)
Revenues	$335,024	$190,511	$158,157
Operating costs and expenses:
Cost of services	319,615	179,021	146,223
General and administrative	11,666	7,837	6,997
Depreciation	646	509	252
Amortization of goodwill	5,129	—	2,565

Total operating costs and expenses	337,056	187,367	156,037

Operating (loss) income	(2,032)	3,144	2,120
Other expenses:
Interest expense	4,585	1,249	2,075
Other expense	177	9	5

(Loss) income before income taxes	(6,794)	1,886	40

Income tax benefit (provision)	1,883	(735)	(351)

Net (loss) income	$(4,911)	$1,151	$(311)

See accompanying notes.

LEAR SIEGLER SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

				RETAINED
	COMMON STOCK		ADDITIONAL	EARNINGS
			PAID-IN	(ACCUMULATED
	SHARES	AMOUNT	CAPITAL	DEFICIT)	TOTAL

	(IN THOUSANDS)
Balance, December 31, 2000	3,610	$36	$36,602	$4,717	$41,355
Exercise of stock options	4	—	36	—	36
Net loss	—	—	—	(4,911)	(4,911)

Balance, December 31, 2001	3,614	36	36,638	(194)	36,480
Repurchase of ownership interest (unaudited)	—	—	(311)	—	(311)
Net income (unaudited)	—	—	—	1,151	1,151

Balance, June 30, 2002 (unaudited)	3,614	$36	$36,327	$957	$37,320

See accompanying notes.

LEAR SIEGLER SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

		SIX MONTHS	SIX MONTHS
	YEAR ENDED	ENDED	ENDED
	DECEMBER 31	JUNE 30	JUNE 30
	2001	2002	2001

		(UNAUDITED)	(UNAUDITED)
		(IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(4,911)	$1,151	$(311)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	5,775	509	2,817
Amortization of deferred financing costs	300	150	150
Deferred tax benefit	(498)	(405)	183
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable, net	(14,847)	6,788	(16,940)
(Increase) decrease in income tax receivable	(1,991)	1,034	(917)
(Increase) decrease in prepaid expenses and other current assets	(1,918)	(1,294)	171
(Increase) decrease in other assets	(8,679)	(6)	3,930
Increase (decrease) in accounts payable and bank overdraft	6,183	(6,279)	606
Increase in accrued expenses and other liabilities	12,457	8,425	1,756

Net cash (used in) provided by operating activities	(8,129)	10,073	(8,555)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(2,818)	(935)	(1,475)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments of long-term debt	(500)	(250)	(250)
Net borrowings (repayments) on revolving debt	9,561	(8,567)	8,393
Stock options exercised	36	—	—
Repurchase of ownership interest	—	(311)	—

Net cash provided by (used in) financing activities	9,097	(9,128)	8,143

Net (decrease) increase in cash	(1,850)	10	(1,887)
Cash and cash equivalents at beginning of period	1,959	109	1,959

Cash and cash equivalents at end of period	$109	$119	$72

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$3,192	$1,518	$1,930

Income taxes	$730	$65	$252

See accompanying notes.

LEAR SIEGLER SERVICES, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND JUNE 30, 2002 (UNAUDITED)
(IN THOUSANDS, EXCEPT SHARE DATA)

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization and Principles of Consolidation

     On September 16, 1997, LSS Holdings, L.L.C. acquired the operating assets of Lear Siegler Services, Inc. (the Company or Lear Siegler Services). The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, UNC Lear Siegler Services, Inc. and Burnside OTT Training Center, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

     The Company is a provider of aircraft maintenance, logistics support, systems integration and aviation training services primarily to the United States military, as well as to domestic and foreign government agencies.

  Unaudited Interim Financial Statements

     The accompanying consolidated balance sheet as of June 30, 2002, and the accompanying consolidated statements of operations and cash flows for the six months ended June 30, 2002 and 2001, are unaudited. The unaudited consolidated financial statements include all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of such financial statements. The data disclosed in the notes to the financial statements for these periods are unaudited. The results of operations for the six months ended June 30, 2002 are not necessarily indicative of the results expected for the entire fiscal year.

  Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition

     Revenues under fixed rate per hour of service contracts are recognized as services are performed based on actual hours and expenses incurred under the contracts. For time-and-materials contracts, revenue is recognized based on billable rates times labor hours plus material and other reimbursable costs incurred. Performance award fees incorporated in certain government contracts are recognized when there is sufficient information to assess expected contract performance. Provisions for estimated losses on uncompleted contracts are recorded in the period in which such losses are determined.

     For the year ended December 31, 2001, the Company had two customer contracts with revenues of $104,335 and $70,619, each of which exceeded 10% of the Company’s total revenue. Revenues from federal government and commercial customers approximated 99% and 1%, respectively, for the year ended December 31, 2001.

  Fair Value of Financial Instruments

     Statement of Financial Accounting Standards (SFAS) No. 107, Disclosure About Fair Value of Financial Instruments, requires disclosure of the year-end value of significant financial instruments, as

LEAR SIEGLER SERVICES, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND JUNE 30, 2002 (UNAUDITED)

defined by SFAS No. 107. At December 31, 2001, all financial instruments, as defined in SFAS No. 107, have fair values that approximate their carrying amounts.

  Cash and Cash Equivalents

     Cash and cash equivalents consist primarily of currency on hand, cash on deposit, and cash invested temporarily in an overnight sweep account.

  Accounts Receivable

     Reserves for the collectibility of accounts receivable are provided when it is determined that it is probable that the Company will not collect all amounts due and the amount of the reserve requirement can be reasonably estimated.

  Inventories

     Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method. At December 31, 2001 inventory was $2,203 and is included in prepaid expenses and other current assets in the accompanying consolidated balance sheet.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is recorded using the straight-line method over estimated useful lives of five years.

     Costs of equipment, furniture and fixtures, and leasehold improvements sold or retired and the related accumulated depreciation or amortization are removed from the accounts in the year of disposal, and any gains or losses are reflected in the consolidated statements of operations. Expenditures for maintenance and repairs are charged to expense as incurred, and major additions and improvements are capitalized.

  Internal Use Computer Software

     In accordance with the American Institute of Certified Public Accountants (AICPA) Statement of Position 98-1 Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, the Company capitalizes costs related to software and implementation in connection with its internal use software systems. Such costs are amortized principally over five years.

  Goodwill

     Goodwill was being amortized on a straight-line basis over 15 years. Amortization expense of $5,129 for the year ended December 31, 2001, is included in the accompanying consolidated financial statements. At December 31, 2001 accumulated amortization was $21,969. In accordance with the implementation of SFAS No. 142, Goodwill and Other Intangible Assets, no goodwill amortization is being recorded beginning January 1, 2002. Beginning January 1, 2002, the Company assesses potential impairment in accordance with the guidance in SFAS No. 142 (see Recently Issued Accounting Pronouncements).

     Prior to January 1, 2002, the Company assesses potential impairment of intangible assets, including goodwill, when events or circumstances indicate that the carrying amount of an asset may not be recoverable. The Company uses an estimate of its future undiscounted cash flows to evaluate whether the intangible assets, including goodwill, are recoverable. The amount of impairment, if any, is measured based on projected discounted cash flows using a discount rate reflecting the Company’s average cost of funds.

LEAR SIEGLER SERVICES, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND JUNE 30, 2002 (UNAUDITED)

  Other Assets

     As of December 31, 2001 and June 30, 2002 (unaudited), other assets includes $12,057 of accounts receivable related to the F-5 TSP contract in Saudi Arabia. In the opinion of management, the outstanding receivables will be collected upon resolution of the related lawsuits discussed in Note 11. The receivable has been classified as a long-term asset since the Company is uncertain as to when the receivable will be collected.

  Income Taxes

     Deferred tax assets and liabilities represent the tax effects of temporary differences between tax and financial accounting bases of assets and liabilities and are measured using presently enacted tax rates. Deferred tax expense is the result of changes in the asset and liability for deferred taxes. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

  Stock Option Plan

     In connection with its stock option and related plans, the Company applies the provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees. Compensation expense is recognized on the date of an option grant only if the current market price of the underlying stock exceeds the exercise price. See Note 8 for further discussion of stock options, including the pro forma disclosures required by SFAS No. 123, Accounting for Stock-Based Compensation.

  Derivative Instruments and Hedging Activities

     In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Certain Hedging Activities. In June 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities — Deferral of the Effective Date of FASB Statement No. 133, which defers the effective date of SFAS No. 133. In June 2000, the FASB issued SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of SFAS No. 133. SFAS No. 133, SFAS No. 137, and SFAS No. 138 (collectively referred to as SFAS No. 133) require that all derivative instruments be recorded on the balance sheet at fair value. The Company adopted SFAS No. 133 effective January 1, 2001 at which time the Company was party to an interest rate swap contract that resulted in a transition loss before income taxes of $384.

     All derivatives are recognized on the balance sheet at their fair value. Changes in the fair value of derivatives are reported either in earnings or as a component of other comprehensive income (OCI) as determined by whether hedge accounting is achieved. For the year ended December 2001, the Company did not have any derivative contracts outstanding that qualified for hedge accounting. Changes in fair value for derivatives that are not designated and do not qualify for hedge accounting are reported currently in earnings.

     The Company has issued a floating rate note indexed to the three-month London Inter Bank Offered Rate (LIBOR). The note was issued for the purpose of financing Company operations. Because the note pays interest based on an index that resets quarterly, the Company is exposed to the risk of increasing interest costs in a rising interest rate environment. To economically hedge this exposure, the Company executed a single interest rate swap.

     The Company reports the interest rate swap at fair value and is reflected as a derivative liability on the consolidated balance sheet. At December 31, 2001, the swap had a fair value of $(843). The Company

LEAR SIEGLER SERVICES, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND JUNE 30, 2002 (UNAUDITED)

did not elect to apply hedge accounting, and therefore, the changes in fair value of the swap are reported in earnings as interest expense.

  Recently Issued Accounting Pronouncements

     In June 2001, the FASB issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. The provisions of SFAS No. 142 eliminate amortization of goodwill and identifiable intangible assets with indefinite lives and require an impairment assessment at least annually by applying a fair-value based test. The Company adopted SFAS No. 142 on January 1, 2002. The Company anticipates an annual pre-tax increase to net income of approximately $5,129 from the elimination of goodwill amortization. Management continues to estimate the impact on reported financial position and results of operations for the other provisions of the statements.

     The following table reflects the adjusted net income as if SFAS No. 142 had been effective beginning January 1, 2001:

	YEAR ENDED	SIX MONTHS	SIX MONTHS
	DECEMBER 31,	ENDED JUNE 30,	ENDED JUNE 30,
	2001	2002	2001

		(UNAUDITED)	(UNAUDITED)
Reported net (loss) income	$(4,911)	$1,151	$(311)
Add: goodwill amortization, net of tax	3,334	—	1,667

Adjusted net (loss) income	$(1,577)	$1,151	$1,356

     In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 supersedes SFAS No. 121 and Accounting Principles Board Opinion No. 30 by establishing a single accounting model for long-lived assets to be disposed of by sale. This statement is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. Management does not expect SFAS No. 144 to have a material impact on the Company’s results of operations or financial condition.

     In November 2001, the Emerging Issues Task Force (EITF) issued Topic No. D-103, Income Statement Characterization of Reimbursements Received for “Out-of-Pocket” Expenses Incurred. EITF Topic No. D-103 requires that companies report reimbursements received for out-of-pocket expenses incurred as revenue, rather than as a reduction of expenses. The provisions of EITF Topic No. D-103 are effective for financial statements issued for fiscal years beginning after December 15, 2001. As we have historically accounted for reimbursements of out-of-pocket expenses in the manner provided for under EITF Topic No. D-103, we do not expect the adoption of the provisions of EITF Topic No. D-103 to have an impact on our consolidated financial position or results of operations.

LEAR SIEGLER SERVICES, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND JUNE 30, 2002 (UNAUDITED)

2. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

	DECEMBER 31	JUNE 30
	2001	2002

		(UNAUDITED)
Equipment	$3,914	$4,406
Furniture and fixtures	409	763
Leasehold improvements	821	821
Vehicles	58	147

	5,202	6,137
Less: accumulated depreciation	(1,835)	(2,343)

	$3,367	$3,794

3. ACCOUNTS RECEIVABLE

     Accounts receivable, including contracts in process consist of the following:

	DECEMBER 31	JUNE 30
	2001	2002

		(UNAUDITED)
U.S. government:
Billed	$41,776	$41,411
Unbilled	24,667	19,320
Retainage due upon completion of contracts	99	150

Total U.S. government	66,542	60,881
Other customers:
Billed	100	36
Unbilled	1,114	51

Total other customers	1,214	87
Less: allowance for doubtful accounts	(911)	(911)

Total	$66,845	$60,057

     Unbilled receivables include amounts earned and contractually billable at December 31, 2001 and June 30, 2002, but which were not billed because customer invoices had not yet been prepared at December 31, 2001 and June 30, 2002. Management expects that substantially all accounts receivable will be collected within one year from the balance sheet date.

4. LONG-TERM DEBT AND FINANCING ARRANGEMENTS

     Long-term debt consists of the following:

	DECEMBER 31	JUNE 30
	2001	2002

		(UNAUDITED)
B Term loan	$36,875	$36,625
Less: current maturities	500	500

Total long-term debt	$36,375	$36,125

LEAR SIEGLER SERVICES, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND JUNE 30, 2002 (UNAUDITED)

     In September 1997, the Company obtained a $100 million senior secured credit facility. The credit agreement provides for the total facility to be allocated between revolving, A Term and B Term loans. All are secured by the assets of the Company.

     The agreement also provides for aggregate standby letters-of-credit balances up to $10 million which, when issued, reduce the revolving loan borrowing availability. The facility calls for a commitment fee payable quarterly in arrears of 0.5% per annum of the average unused portion of the revolving credit facility. At both December 31, 2001 and June 30, 2002 (unaudited), the aggregate amounts of standby letters of credit outstanding were $2,125 and $2,400, respectively.

     Total borrowings under the revolving loans are not to exceed $40 million and mature in September 2003. Additionally, the agreement contains certain financial covenants as defined in the agreement. As of December 31, 2001, the Company was in compliance with or had obtained waivers for all covenants. The revolving loans are financed at a floating rate tied to the prime rate which was 5.25% at December 31, 2001. At December 31, 2001 and June 30, 2002 (unaudited), the amounts outstanding were $9,561 and $995, respectively. Of this outstanding balance, $1,546 and $370, respectively, related to the revolving swing loan and $8,015 and $625, respectively, related to the revolving base loan. The average daily balance at December 31, 2001 and June 30, 2002 (unaudited) for these borrowings was $5,843 and $9,641, respectively, with a high balance of $16,945 and $17,985, respectively. The average interest rate for these revolving loans for the year ended December 31, 2001 and the six months ended June 30, 2002 (unaudited) was 7.48% and 5.25%, respectively.

     At December 31, 2001 and June 30, 2002 (unaudited), total borrowings under the B Term loan of $36,875 and $36,625, respectively, bear interest at 5.06% and 3.88%, respectively. The average daily balance at December 31, 2001 and June 30, 2002 (unaudited) for these borrowings was $37,185 and $37,012, respectively, with a high balance of $37,375 and $36,875, respectively. The average daily interest rate for the year ended December 31, 2001 and the six months ended June 30, 2002 (unaudited) was 6.18% and 3.92%, respectively.

     Aggregate maturities of long-term debt are as follows:

2002	$500
2003	4,292
2004	19,583
2005	12,500

$36,875

5. ACCRUED EXPENSES AND OTHER LIABILITIES

     Accrued expenses and other liabilities consist of the following:

	DECEMBER 31	JUNE 30
	2001	2002

		(UNAUDITED)
Payroll and other related liabilities	$10,704	$12,794
Subcontractor costs	9,194	11,599
Foreign facility lease obligations	7,777	7,777
Contingent liabilities	4,578	4,541
Insurance	3,573	4,929
Accrued benefits and incentive compensation	1,274	1,252
Derivative liability	843	409
Other accrued expenses	206	3,273

Total	$38,149	$46,574

LEAR SIEGLER SERVICES, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND JUNE 30, 2002 (UNAUDITED)

6. INCOME TAXES

     The Company files consolidated federal and state income tax returns. Income taxes are recorded in accordance with SFAS No. 109, Accounting for Income Taxes. This statement requires the use of an asset and liability approach for financial accounting and reporting for income taxes.

     The income tax provision (benefit) for the Company consists of the following:

DECEMBER 31
2001

Current:
Federal	$1,595
State	287
Foreign	(497)

Total current benefit	1,385
Deferred:
Federal	444
State	54

Total deferred benefit	498

Total income tax benefit	$1,883

     Under SFAS No. 109, deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

LEAR SIEGLER SERVICES, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND JUNE 30, 2002 (UNAUDITED)

     Deferred tax assets (liabilities) are composed of the following:

DECEMBER 31
2001

Deferred tax assets:
Goodwill amortization	$1,311
Accrued vacation	1,006
Accrued workers’ compensation	1,638
Contingent liabilities	4,456
Other	72

Total deferred tax assets	8,483
Deferred tax liabilities:
Unbilled receivables	(7,199)
Compensation and benefits	(1,551)
Accrued liabilities	(388)

Total deferred tax liabilities	(9,138)

Net deferred tax liabilities	$(655)

     The benefit for income taxes differed from the amounts computed at the statutory rate, as follows:

YEAR ENDED
DECEMBER 31
2001

Benefit for income taxes computed at federal statutory rate of 35.0%	$2,378
State income taxes, net of federal deduction	310
Foreign taxes	(497)
Other, net	(308)

Total	$1,883

7. RETIREMENT PLANS

     The Company participates in the Lear Siegler Services, Inc. Retirement Income Savings Plan, a defined contribution plan that covers a majority of the Company’s nonunion employees. Contributions under this plan are based on individual employee’s elective deferrals, a percentage of eligible employee compensation, and Company matching contributions. The cost of this plan was approximately $2,622 for the year ended December 31, 2001.

     The Company also participates in the Lear Siegler Services, Inc. Supplemental Retirement Plan for certain highly compensated employees. Contributions under the plan are based on individual employee’s elective deferrals, a percentage of eligible employee compensation, and Company matching contributions.

     The Company also participates in a multiemployer defined benefit pension plan for certain active and retired union employees. The Company’s policy is to fund these benefits in accordance with the provisions of the collective bargaining agreement. As of December 31, 2001, approximately 24% of the Company’s labor force is covered by a collective bargaining agreement and approximately 6% of the Company’s labor force is covered by a collective bargaining agreement that will expire within one year.

LEAR SIEGLER SERVICES, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND JUNE 30, 2002 (UNAUDITED)

8. STOCK OPTIONS

     The Company maintains the Stock Option Plan for Executive and Other Key Employees and Independent Directors as employment incentives and to encourage stock ownership. Cumulative total shares of stock granted under the plan may not exceed 500,000 shares of the Company’s common stock, with the exception of independent directors, for whom granted options may not exceed 10,000 shares. Options granted are exercisable for up to 10 years from the date of grant. The Company can also grant nonqualified stock options under the Stock Option Plan. Such options expire within 10 years from the date the option was granted. The number of shares exercisable at December 31, 2001 was 307,525 with a weighted-average exercise price of $11.05.

     Information with respect to stock options is as follows:

			WEIGHTED-
			AVERAGE
	NUMBER OF		EXERCISE
	SHARES	RANGE	PRICE

Outstanding, December 31, 2000	474,331	$12.50 - 17.50	$10.77
Granted	34,000	12.50 - 17.50	15.29
Exercised	(3,563)	10.00	10.00
Forfeited	(34,304)	10.00 - 12.50	11.50

Outstanding, December 31, 2001	470,464	10.00 - 17.50	11.04

     As required by SFAS No. 123, the Company has determined the pro forma effect for stock options granted under the fair value method prescribed in SFAS No. 123. Had compensation expense been recognized in the accompanying consolidated financial statements based on SFAS No. 123, net loss would have been adjusted to the pro forma amounts indicated below:

YEAR ENDED DECEMBER 31 2001

Net loss:
As reported	$(4,911)
Pro forma	(5,524)

     The minimum value option-pricing model was used with the following weighted-average assumptions for 2001: risk-free interest rate of 4.39%, an excepted dividend yield of zero, and an average expected life of the options of five years. The weighted-average fair value of options granted in 2001 was $6.22. The weighted average remaining contractual life of outstanding shares at December 31, 2001 was 6.51 years.

9. INSURANCE

     Medical liability insurance is self-insured and is administered by a third party. The insurance liability is determined based on claims filed and an estimate of claims incurred but not yet reported. The Company has recorded $3,573 of insurance liabilities, classified as accrued expenses and liabilities in the accompanying consolidated balance sheets, as of December 31, 2001.

10. RELATED-PARTY TRANSACTIONS

     The Company has an agreement with TC Group Management, L.L.C. (Carlyle), whereby Carlyle will provide management services to the Company at an annual fee. Fees paid to Carlyle for these services under the agreement totaled $350 for the year ended December 31, 2001.

LEAR SIEGLER SERVICES, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND JUNE 30, 2002 (UNAUDITED)

     In March 2002, the Company entered into a management agreement with EG&G Technical Services, Inc. (EG&G) whereby EG&G provides certain management services to the Company. As of June 30, 2002, the Company had accrued approximately $479,000 related to this agreement which is recorded in accrued expenses and other liabilities on the accompanying balance sheet as of June 30, 2002.

11. COMMITMENTS AND CONTINGENCIES

  Commitments

     The Company and its subsidiaries lease buildings and equipment under various noncancelable operating lease agreements with expiration dates ranging from 2002 through 2005. The lease agreements frequently include renewal options and require the Company to pay for utilities, taxes, insurance, and maintenance expenses. Rent expense for the year ended December 31, 2001 was approximately $1,669.

     Future minimum lease payments required under operating leases that have remaining noncancelable lease terms in excess of one year at December 31, 2001, are summarized below:

2002	$1,190
2003	770
2004	607
2005	481

Total	$3,048

     The Company had $5,620 of corporate guarantees outstanding at December 31, 2001, which primarily guarantee the F-5 TSP Saudi Arabian contract (through a facility letter agreement with Saudi French bank). The amount of corporate guarantees is fixed over the life of the commitment. The Company will recognize losses on these commitments, if any, as incurred. No losses on these commitments have been incurred, nor are any anticipated.

  Contingencies

     The Company and its subsidiaries are parties to various legal actions and administrative proceedings and are subject to various claims arising in the ordinary course of business. These include several lawsuits regarding the F-5 TSP contract in Saudi Arabia. While the attorneys handling these suits believe the Company has strong defenses, there is potential exposure given the uncertainty of litigation, particularly involving a foreign country. The Company has established accruals for matters that are probable and reasonably estimable (see Note 5).

     Management believes that any liability that may ultimately result from the resolution of these matters in excess of amounts provided will not have a material adverse effect on the financial position or results of operations of the Company.

     A portion of contractual payments to the Company are provisional payments that are subject to adjustment upon audit by the Defense Contract Audit Agency. Audits through fiscal year 1998 have been completed. In the opinion of management, any adjustments resulting from the audits of fiscal years 1999, 2000, and 2001 will not have a material adverse effect on the Company’s financial position, results of operations, or cash flows.

12. SUBSEQUENT EVENTS

     On July 16, 2002, the Company entered into a merger agreement with URS Corporation, a public company. Pursuant to this agreement, URS Corporation agreed to acquire all of the capital stock of the Company.

     (b)  PRO FORMA FINANCIAL INFORMATION

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

         The following unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of URS Corporation and its subsidiaries (“URS”) and the respective historical financial statements of EG&G Technical Services, Inc. and Subsidiary and Lear Siegler Services, Inc. and Subsidiaries (collectively the “EG&G businesses”). The unaudited pro forma condensed combined balance sheet as of April 30, 2002 gives effect to the EG&G acquisition and the related financing as if they had occurred on April 30, 2002. The unaudited pro forma condensed combined statements of operations for the six months ended April 30, 2002 and the year ended October 31, 2001 give effect to the EG&G acquisition and the related financing as if they had occurred on November 1, 2000.

         Our fiscal year ends on October 31, EG&G Technical Services, Inc.’s fiscal year ends on the closest Friday to December 31, and Lear Siegler Services, Inc.’s fiscal year ends on December 31. To present comparable data for us and for the EG&G businesses, the unaudited pro forma condensed combined balance sheet as of April 30, 2002 includes historical data for us as of April 30, 2002 and unaudited historical data for the EG&G businesses as of June 30, 2002. The unaudited pro forma condensed combined statement of operations for the (i) six months ended April 30, 2002 includes unaudited historical data for us for the six months ended April 30, 2002 and unaudited historical data for the EG&G businesses for the six months ended June 30, 2002, and (ii) the year ended October 31, 2001 includes historical data for us for the year ended October 31, 2001, historical data for EG&G Technical Services, Inc. for the year ended December 28, 2001 and historical data for Lear Siegler Services, Inc. for the year ended December 31, 2001.

         Under the purchase method of accounting, the total estimated purchase price is allocated to the tangible and intangible assets and liabilities of the EG&G businesses acquired in connection with the merger, based on their fair values as of the completion of the merger. Independent valuation specialists are currently conducting a valuation in order to assist our management in determining the fair values of these assets and liabilities. The preliminary work performed by the independent valuation specialists has been considered in management’s estimates of the fair values reflected in these unaudited pro forma condensed combined financial statements. A final determination of these fair values will include management’s consideration of a final valuation prepared by the independent valuation specialists. This final valuation will be based on the actual tangible and intangible assets and liabilities of the EG&G businesses that existed as of August 22, 2002.

         As of the completion of the acquisition of the EG&G businesses, management had begun to assess and formulate plans to integrate the activities of the EG&G businesses, including termination and relocation of certain employees of the EG&G businesses, vacating certain facilities of the EG&G business, combining employee benefits plans, integrating marketing, accounting and information technology systems and legal, insurance, and risk management procedures. Any effects of this integration have not been included in the unaudited pro forma condensed combined financial information.

         These unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of fair values. Therefore, the actual amounts recorded as of the completion of the merger may differ from the information presented in theses unaudited pro forma condensed combined financial statements due to the receipt of the final valuation.

         The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes contained in our Annual Report on Form 10-K, as filed on January 16, 2002, for our fiscal year ended October 31, 2001 and Quarterly Report on Form 10-Q for our quarter ended April 30, 2002. The unaudited pro forma condensed combined financial information is presented for informational purposes only and does not purport to represent what the results of operations or financial position would actually have been had the EG&G acquisition and the related financing in fact occurred on the dates specified, nor does it purport to project the results of operations or financial position for any future period or at any future date.

Unaudited Pro Forma Combined Balance Sheet
As of April 30, 2002
(in thousands)

	As of					As of
	April 30,					April 30,
	2002	As of June 30, 2002				2002

		EG&G	Lear
	URS	Technical	Siegler
	Corporation	Services, Inc.	Services, Inc.	Adjustments		Pro Forma

ASSETS

Current assets:

Cash and cash equivalents	$25,077	$2,348	$119	$(15,000	)(a)	$12,544

Accounts Receivable, net	449,924	28,016	40,535	—		518,475

Costs and accrued earnings in excess of billings on contracts in process, net	246,592	49,627	19,522	—		315,741

Prepaid expenses and other	32,707	4,588	6,893	(1,590	)(b)	42,598

Total current assets	754,300	84,579	67,069	(16,590)		889,358

Property and equipment, net	143,297	4,172	3,794	—		151,263

Goodwill, net	501,086	179,904	54,963	(234,867	)(c)	965,186

				464,100	(c)

Other amortizable intangible assets	—	—	—	10,700	(c)	10,700

Other assets	42,118	19,916	14,430	28,897	(d)	81,680

				(12,837	)(e)

				(10,844	)(b)

Total assets	1,440,801	288,571	140,256	228,559		2,098,187

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Current portion of long-term debt	$60,456	$10,267	$500	$(56,276	)(f)	$80,777

				65,830	(g)

Bank overdraft	—	—	11,575	—		11,575

Accounts payable	105,029	22,346	5,607	(4,974	)(b)	128,008

Accrued expenses and other	70,605	33,805	48,134	—		152,544

Billings in excess of costs and accrued earnings on contracts in process	86,568	—	—	—		86,568

Total current liabilities	322,658	66,418	65,816	4,580		459,472

Long-term debt	560,406	107,827	37,120	(462,375	)(f)	897,258

				654,280	(g)

Deferred compensation and other	74,190	6,385	—	24,724	(e)	105,299

Total liabilities	957,254	180,630	102,936	221,209		1,462,029

Convertible preferred stock:

Series B preferred stock	124,951	—	—	—		124,951

Series D preferred stock	—	—	—	47,737	(h)	47,737

Total convertible preferred stock	124,951	—	—	47,737		172,688

Stockholders’ equity:

Common stock	188	—	36	50	(i)	238

				(36	)(j)

Treasury stock	(287)	—	—	—		(287)

Additional paid-in capital	168,472	102,112	36,327	112,284	(i)	280,756

				(138,439	)(j)

Other comprehensive income (loss)	(6,391)	(181)	—	181	(j)	(6,391)

Retained earnings	196,614	6,010	957	(6,967	)(j)	189,154

				(7,460	)(b)

Total stockholders’ equity	358,596	107,941	37,320	(40,387)		463,470

Total liabilities and stockholders’ equity	$1,440,801	$288,571	$140,256	$228,559		$2,098,187

See Notes to Unaudited Pro Forma Combined Balance Sheet

Notes to Unaudited Pro Forma Combined Balance Sheet

(in thousands, except share data)

(a)	Reflects sources of cash as part of the financing related to the EG&G acquisition.

(b)	Reflects the write-off of URS debt issuance costs related to the extinguishment of debt in connection with the EG&G acquisition.

Current capitalized debt issuance costs	$1,590

Long-term capitalized debt issuance costs	10,844

12,434

Tax effect of the write-off at an assumed statutory rate of 40%	(4,974)

$7,460

(c)	Reflects the elimination of EG&G Technical Service, Inc.’s and Lear Siegler Services, Inc.’s historical goodwill and the recording of the aggregate goodwill created by the EG&G acquisition.

Purchase price	$491,571

Acquisition costs (net of financing fees)	11,776

503,347

Less: net assets acquired	(28,547)

Excess of acquisition cost over net assets acquired	474,800

Less: amount allocated to amortizable intangible assets	(10,700)

Amount allocated to goodwill	$464,100

Under the purchase method of accounting, the total estimated purchase price is allocated to the tangible and intangible assets and liabilities of the EG&G businesses acquired in connection with the merger, based on their fair values as of the completion of the merger. Independent valuation specialists are currently conducting a valuation in order to assist management of URS in determining the fair values of a significant portion of these assets. The preliminary work performed by the independent valuation specialists has been considered in management’s estimates of the fair values reflected above. As part of the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”, we regularly evaluate whether events and circumstances have occurred that indicate a possible impairment of goodwill.

The purchase price consists of $331,500 of cash and the issuance of our common stock and our series D preferred stock valued at $112,334 and $47,737, respectively. Pursuant to a Merger Agreement dated July 16, 2002, the series D preferred stock includes a variable liquidation preference which was calculated to be $467.33 at closing based upon the average closing price of our common stock for the 20 trading days preceding August 22, 2002. However, as a result of voting agreements signed in connection with the EG&G acquisition and the escalating dividend rate associated with the series D preferred stock, the purchase price, specifically the valuation of the series D preferred stock, assumes that all of the shares of series D preferred stock have been converted into shares of our common stock. The shares of series D preferred stock have been valued on an as-converted basis at $22.66, the closing price of our common stock on August 22, 2002.

(d)	Reflects capitalized debt financing fees and expenses aggregating $28,897.

(e)	Reflects the elimination of EG&G Technical Services’ historical pension asset at June 30, 2002 and an estimated adjustment required pursuant to paragraph 74 of Statement of Financial Accounting Standards No. 87, “Employer’s Accounting for Pensions,” to record a liability for the projected benefit obligation in excess of the plan assets for the EG&G Technical Services, Inc. defined benefit plan. This adjustment reflects management’s best estimate and is subject to a final actuarial valuation from the plan’s actuary.

(f)	Reflects the repayment of our debt and that of EG&G Technical Services, Inc. and Lear Siegler Services, Inc. as part of the financing related to the EG&G acquisition.

		EG&G	Lear
	URS	Technical	Siegler
	Corporation	Services, Inc.	Services, Inc.	Total

Current	$45,509	$10,267	$500	$56,276

Non-current	317,428	107,827	37,120	462,375

	$362,937	$118,094	$37,620	$518,651

(g)	Reflects debt incurred as part of the financing related to the EG&G acquisition.

Senior Notes due 2009	$195,280

Senior secured credit facility:

Revolving credit facility	49,830

Term loan A	125,000

Term loan B	350,000

Total new debt	720,110

Less: current portion	(65,830)

Non-current portion	$654,280

(h)	Represents the estimated fair market value of the 100,000 shares of series D preferred stock to be issued in connection with the EG&G acquisition. See footnote (c).

(i)	Represents the estimated fair market value of the 4,957,359 shares of common stock issued in connection with the EG&G acquisition based on the closing price of our common stock at August 22, 2002.

(j)	Reflects the elimination of EG&G Technical Service, Inc.’s and Lear Siegler Services, Inc.’s historical equity.

Unaudited Pro Forma Combined Statement of Operations

Six Months Ended April 30, 2002
(in thousands, except per share data)

	Six Months	Six Months				Six Months
	Ended	Ended				Ended
	April 30,	June 30,				April 30,
	2002	2002				2002

		EG&G	Lear
	URS	Technical	Siegler
	Corporation	Services, Inc.	Services, Inc.	Adjustments		Pro Forma

Revenues	$1,107,408	$259,248	$190,511	$—		$1,557,167

Expenses

Direct operating	663,508	228,287	179,021	—		1,070,816

Indirect, general and administrative	353,368	15,784	7,846	1,000	(a)	377,998

Depreciation	15,252	608	509	—		16,369

Amortization of goodwill	—	—	—	—		—

Interest expense, net	24,938	4,482	1,249	12,466	(c)	43,135

Total expenses	1,057,066	249,161	188,625	13,466		1,508,318

Income before taxes and preferred stock dividend	50,342	10,087	1,886		(13,466)	48,849

Income tax expense (benefit)	20,140	4,063	735	(5,386	)(d)	19,552

Net income	30,202	6,024	1,151		(8,080)	29,297

Preferred stock dividend	4,884	—	—	—	(e)	4,884

Net income available for common stockholders	$25,318	$6,024	$1,151		$(8,080)	$24,413

Net income per common share

Basic	$1.37					$0.96	(f)

Diluted	$1.16					$0.90	(f)

Weighted average shares outstanding

Basic	18,482					25,547

Diluted	25,895					32,494

See Notes to Unaudited Pro Forma Combined Statement of Operations

Unaudited Pro Forma Combined Statement of Operations

Year Ended October 31, 2001
(in thousands, except per share data)

	Year Ended	Year Ended	Year Ended			Year Ended
	October 31,	December 28,	December 31,			October 31,
	2001	2001	2001			2001

		EG&G
	URS	Technical	Lear Siegler
	Corporation	Services, Inc.	Services, Inc.	Adjustments		Pro Forma

Revenues	$2,319,350	$542,530	$335,024	$—		$3,196,904

Expenses

Direct operating	1,393,818	481,422	319,615	—		2,194,855

Indirect, general and administrative	713,648	32,614	11,843	2,000	(a)	760,105

Depreciation	26,526	1,364	646	—		28,536

Amortization of goodwill	15,617	10,181	5,129	(15,310	)(b)	15,617

Interest expense, net	65,589	12,413	4,585	3,682	(c)	86,269

Total expenses	2,215,198	537,994	341,818	(9,628)		3,085,382

Income (loss) before taxes and preferred stock dividend	104,152	4,536	(6,794)	(9,628)		111,522

Income tax expense (benefit)	46,300	1,900	(1,883)	3,851	(d)	50,168

Net income (loss)	57,852	2,636	(4,911)	5,777		61,354

Preferred stock dividend	9,229	—	—	—	(e)	9,229

Net income (loss) available for common stockholders	$48,623	$2,636	$(4,911)	$5,777		$52,125

Net income per common share

Basic	$2.79					$2.13 (f)

Diluted	$2.41					$2.01 (f)

Weighted average shares outstanding

Basic	17,444					24,508

Diluted	23,962					30,566

See Notes to Unaudited Pro Forma Combined Statement of Operations

Notes to Unaudited Pro Forma Combined Statements of Operations

(in thousands)

(a)	Reflects amortization of intangible assets created by the EG&G acquisition. Amortizable intangible assets consist of fair values ascribed to contracts and backlog and these fair values are amortized over the remaining contract period.

(b)	Reflects the elimination of goodwill amortization previously recorded by EG&G Technical Services, Inc. and Lear Siegler Services, Inc.

	Six Months	Year
	Ended	Ended
	April 30,	October 31,
	2002	2001

Elimination of EG&G Technical Services’ goodwill amortization expense	$—	$10,181

Elimination of Lear Siegler’s goodwill amortization expense	—	5,129

	$—	$15,310

(c)	Reflects estimated incremental interest expense associated with debt incurred as part of the financing related to the EG&G acquisition and estimated amortization of debt financing costs.

	Six Months	Year
	Ended	Ended
	June 30,	October 31,
	2002	2002

Interest expense calculated based on current rates	$43,135	$86,269

Less: Historical interest expense — URS Corporation	(24,938)	(65,589)

Less: Historical interest expense — EG&G Technical Services, Inc.	(4,482)	(12,413)

Less: Historical interest expense — Lear Siegler Services, Inc.	(1,249)	(4,585)

Adjustment — increase in interest expense	$12,466	$3,682

			Variable	Variable	Variable
			Interest	Interest at	Interest
			Range	Current/	Range
	Actual		125 basis	Actual	125 basis
Debt Instrument	Rate	Amount	points below	Rate	points above

Existing debt to remain outstanding:

Interest expense	—	$—	$29,242	$29,242	$29,242

New debt:

Senior Notes due 2009	12.00%	195,280	23,434	23,434	23,434

Senior secured credit facility:

Revolving credit facility	6.75%	49,830	2,741	3,364	3,986

Term loan A	4.81%	125,000	4,452	6,014	7,577

Term loan B	5.31%	350,000	14,213	18,588	22,963

Other annual financing costs	—	—	927	927	927

Amortization of debt financing costs	—	—	4,700	4,700	4,700

Annual interest expense			$79,709	$86,269	$92,829

Semi-annual interest expense			$39,854	$43,135	$46,414

(d)	Reflects the tax effect of all adjustments at an assumed statutory tax rate of 40.0%.

(e)	No adjustments were made to accrue preferred stock dividends on our series D preferred stock in the event that our series D preferred stock is not converted into common stock by February 18, 2003. As a result of voting agreements signed in connection with the EG&G acquisition and the escalating dividend rate associated with the series D preferred stock, we assume that all of the shares of series D preferred stock have been converted into shares of our common stock.

(f)	Basic net income per share is computed by dividing net income available to common stockholders by the weighted average number of shares of common stock outstanding for the period and assuming the issuance of shares of common stock in connection with the EG&G acquisition occurred at the beginning of the period presented. Diluted net income per share is computed assuming conversion or exercise of all convertible securities, option and warrants. Both basic and diluted net income per share calculations assume the series D preferred stock has been converted at the beginning of the period presented into shares of common stock based on the liquidation preference of $467.33 calculated in accordance with the merger agreement.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

URS CORPORATION

Dated:	November 4, 2002	By:	/s/ Kent P. Ainsworth
Kent P. Ainsworth Executive Vice President Chief Financial Officer and Secretary

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION

23.1	Consent of Ernst & Young LLP — EG&G Technical Services, Inc. and Subsidiary
23.2	Consent of Ernst & Young LLP — Lear Siegler Services, Inc. and Subsidiaries